Exhibit 8.2

[Letterhead of Sullivan & Cromwell LLP]

[•] , 2005

Archipelago Holdings, Inc.

100 South Wacker Drive

Chicago, IL 60606

Ladies and Gentlemen:

Reference is made to the Registration Statement on Form S-4 (the “Registration Statement”) of NYSE Group, Inc., a Delaware corporation (“NYSE Group”), including the proxy statements of the New York Stock Exchange, Inc., a New York not-for-profit corporation (the “NYSE”), and Archipelago Holdings, Inc., a Delaware corporation (“Archipelago”), forming part thereof, relating to the proposed Mergers pursuant to the Agreement and Plan of Merger, dated as of April 20, 2005, as amended and restated as of July 20, 2005, by and among the NYSE, Archipelago, NYSE Group, NYSE Merger Sub LLC, NYSE Merger Corporation Sub, Inc. and Archipelago Merger Sub, Inc. (the “Agreement”). Capitalized terms used but not defined herein have the meanings ascribed to them in the Agreement.

We hereby confirm that, subject to the limitations and qualifications set forth therein, the discussion in the section of the Registration Statement entitled “The Mergers—Material U.S. Federal Income Tax Consequences” constitutes our opinion as to the material U.S. federal income tax consequences of any permitted dividend paid by Archipelago and the Archipelago Merger to U.S. holders of Archipelago Common Stock.

We hereby confirm our opinion in the Registration Statement and consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement and to the references therein to us. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

Very truly yours,